EXHIBIT 99.1

VIROPHARMA INCORPORATED CONTACTS: William C. Roberts Director, Corporate Communications Phone (610) 321-6288 Robert A. Doody Manager, Corporate Communications Phone (610) 321-6290

VIROPHARMA ANNOUNCES REAPPOINTMENT OF HOWARD PIEN

TO BOARD OF DIRECTORS

Exton, PA, May 19, 2006 — ViroPharma Incorporated (Nasdaq: VPHM) today announced the appointment of Howard H. Pien to its board of directors. Mr. Pien, age 48, is the former Chief Executive Office and Chairman of the Board of Chiron Corporation and brings over 25 years of pharmaceutical and biotechnology industry experience to ViroPharma.

“We are very pleased to welcome Howard Pien back to our board of directors,” commented Michel de Rosen, ViroPharma’s chief executive officer and chairman. “Howard was instrumental in helping to guide and lead the company in its early life, as a member of our board. He brings among other things extraordinary industry expertise and insight in general management, commercial operations, deal making, and partnerships to our board. He is renowned for his operational expertise and his dedication to business excellence, and I look forward to working closely with him and our colleagues on the ViroPharma Board as we focus on taking the business to the next level.”

Mr. Pien joined Chiron as President and Chief Executive Officer and a director in April 2003, and in May 2004, was elected Chairman of the Board. He joined Chiron from GlaxoSmithKline, where he held roles of increasing responsibility for the commercial operations of the company’s worldwide pharmaceuticals business, culminating in his tenure as President, Pharmaceuticals International from December 2000 to March 2003. Mr. Pien previously held key positions in SmithKline Beecham’s pharmaceuticals business in the United States, the United Kingdom, and North Asia, culminating in his tenure as President, Pharmaceuticals-North America. Prior to joining SmithKline Beecham, he worked six years for Abbott Laboratories and five years for Merck & Co., in positions of sales, marketing research licensing and product management. Mr. Pien previously served as a director of ViroPharma Incorporated from 1998 to 2003, and currently serves as a director of non-profit organizations, including Oakland Children’s Hospital. Mr. Pien holds a B.S. degree from Massachusetts Institute of Technology and an M.B.A. from Carnegie-Mellon University.

“I am delighted to once again be part of the Board of Directors at ViroPharma,” commented Howard Pien. “ViroPharma has been very effective in building the business through corporate and clinical execution, and business development. I look forward to utilizing my operational experience to help position the company for future growth, and success in their dedication to the development of important medicines for significant and potentially deadly diseases.”

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

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